Exhibit 99.7

INTERMOUNTAIN COMMUNITY BANCORP

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF INTERMOUNTAIN COMMUNITY BANCORP

                    , 2012

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Intermountain Community Bancorp (the “Company”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Company common stock, no par value per share (the “Common Stock”), at 5:00 p.m., New York City time, on January 20, 2012 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated                     , 2012 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 8,700,000 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on                     , 2012, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., New York City time, on the Record Date. Each Right will allow the holder thereof to subscribe for 1.0324 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $1.00 per full share (the “Subscription Price”). For example, if a Recordholder owned 1,000 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, it would receive 1,000 Rights and would have the right to purchase 1,032.40 shares of Common Stock (rounded down to 1,032 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription privilege (the “Oversubscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Right (the “Unsubscribed Shares”), subject to the conditions and limitations described further in the Prospectus. If, however, over-subscription requests exceed the number of shares of Common Stock available, we will allocate the available shares of Common Stock pro rata among the shareholders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock owned by such shareholder at 5:00 p.m., New York City time, on the Record Date, relative to the number of shares owned at 5:00 p.m., New York City time, on the Record Date by all shareholders exercising the Oversubscription Privilege.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Oversubscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it purchases pursuant to the Recordholder’s Oversubscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder, assuming that no shareholders other than you have purchased any shares of Common Stock pursuant to their Basic Subscription Right. Fractional shares of Common Stock resulting from the exercise of the

Oversubscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Oversubscription Privilege if all of the shareholders exercise their Basic Subscription Rights in full, and we will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Oversubscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Oversubscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount the Recordholder actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Oversubscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Oversubscription Privilege.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;

3.	Beneficial Owner Election Form;

4.	Nominee Holder Certification;

5.	Notice of Tax Information; and

6.	A return envelope addressed to American Stock Transfer and Trust Company, LLC, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed Beneficial Owner Election Form, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Form with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting the subscription agent. Banks and brokers should call (212) 493-3910 and shareholders should call (877) 478-5038.

Very truly yours,

Intermountain Community Bancorp

NOTHING IN THE PROSPECTUS OR IN THE OTHER ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF INTERMOUNTAIN COMMUNITY BANCORP, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.